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                                                                       EXHIBIT 5

              [LETTERHEAD OF MONTEVERDE & HEMPHILL APPEARS HERE]

Bryn Mawr Bank Corporation
801 Lancaster Avenue
Bryn Mawr, PA   19010

     Re:  Issuance of shares of common stock of Bryn Mawr
          Bank Corporation in connection with Bryn Mawr
          Bank Corporation's Non-Employee Directors Stock
          Option Plan
          -----------------------------------------------

Gentlemen/Madams:

     We have acted as counsel to Bryn Mawr Bank Corporation, a Pennsylvania business corporation ("BMBC") in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") to register 20,000 shares of common stock of BMBC to be issued upon exercise of certain stock options pursuant to BMBC's Non-Employee Directors Stock Plan (the "Plan") by those non-employee directors who are duly granted options pursuant to the Plan.

     In our opinion, the shares of common stock of BMBC issued upon exercise of such options will be, when so issued, legally issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission.

                                        Very truly yours,



                                        Lawrence E. McAlee